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                 November 3, 2021

       Thomas Pritchard
       Chief Executive Officer and Director
       EMPIRE PETROLEUM CORP
       2200 S. Utica Place
       Suite 150
       Tulsa, Oklahoma 74114

                                                        Re: EMPIRE PETROLEUM
CORP
                                                            Registration
Statement on Form S-3
                                                            Filed October 28,
2021
                                                            File No. 333-260570

       Dear Mr. Pritchard:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at 202-551-3162 or Irene Barberena-Meissner,
       Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Kevin J. Poli